Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

Volta Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$166,191,388.2	(1)(2)	0.00011020	$18,314.29	(3)
Fees Previously Paid	$403.44			$403.44
Total Transaction Valuation	$166,191,388.2
Total Fees Due for Filing				$18,314.29
Total Fees Previously Paid				$403.44
Total Fee Offsets				0
Net Fee Due				$17,910.85

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, January 17, 2023, by and among Volta Inc. (“Volta”), Shell USA, Inc. and SEV Subsidiary, Inc.

(1)
In accordance with Rule 0-11 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the maximum number of securities of Volta to which this transaction applies is estimated, as of February 3, 2023, to be 194,056,931, which consists of (A) 174,502,050 outstanding shares of Volta Class A common stock, $0.0001 par value per share (“Volta common stock”); (B) 8,460,648  shares of Volta common stock issuable upon settlement of outstanding time-based restricted stock unit awards (“Volta RSU Awards”); (C) 1,144,006 shares of Volta common stock underlying Volta options that have an exercise price that is less than the merger consideration of $0.86 per share; (D) 9,750,000 shares of Volta common stock issuable upon settlement of outstanding performance-based Volta RSU Awards granted to each of Scott Mercer (5,250,000 shares) and Christopher Wendel (4,500,000 shares) on November 15, 2021 (collectively, “Founder PSUs”); and (E) 200,227 shares of Volta common stock underlying exercisable warrants outstanding issued to Energize Ventures Fund LP.

(2)
In accordance with Exchange Act Rule 0-11, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of February 3, 2023, based on the sum of (A) 174,502,050 shares of Volta common stock multiplied by $0.86 per share; (B) 8,460,648 shares of Volta common stock issuable upon settlement of outstanding time-based Volta RSU Awards multiplied by $0.86 per share; (C) 1,144,006 shares of Volta common stock underlying Volta options that have an exercise price that is less than the merger consideration of $0.86 per share multiplied by $0.35 per share (the difference between $0.86 and the weighted average exercise price of $0.51 per share) in connection with the transaction; (D) 9,750,000 shares of Volta common stock issuable upon settlement of outstanding Founder PSUs multiplied by $0.86 per share; and (E) 200,227 shares of Volta common stock underlying exercisable warrants outstanding issued to Energize Ventures Fund LP multiplied by $0.29 per share (the difference between $0.86 and the exercise price of $0.57 per share).

(3)
In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (2) above multiplied by 0.00011020.